As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
Registration Statement
Under the Securities Act of 1933
DIAMOND HILL INVESTMENT GROUP, INC.
(Exact name of Registrant as specified in its charter)

Ohio	325 John H. McConnell Blvd., Ste 200	65-0190407

(State of incorporation)	Columbus, Ohio 43215	(I.R.S. Employer Identification No.)
(Address, including zip code, of Registrant’s principal executive offices)
2005 EMPLOYEE AND DIRECTOR EQUITY INCENTIVE PLAN
(Full title of the Plan)
R. H. Dillon
Chief Executive Officer
Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215
(614) 255-3333
(Name, address and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share(2)	Price	Fee
Common Stock, no par value issuable under the 2005 Employee and Director Equity Incentive Plan	279,716	$59.85	$16,741,002.60	$657.92

TOTAL	279,716 (3)	$59.85	$16,741,002.60	$000.00 (4)

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the filing fee on the basis of $59.85 per share, which represents the average of the high and the low prices of the Registrant’s Common Stock reported on the NASDAQ Global Markets on December 15, 2008.

(3)	Consists of additional shares authorized under the evergreen provision of the 2005 Employee and Director Equity Incentive Plan (the “Plan”). Pursuant to such provision, on the last day of the Fiscal Year beginning in 2005, the number of shares authorized for issuance under the Plan is automatically increased by a number equal to the lesser of: (A) 100,000 Shares, (B) 5% of the Company’s total outstanding Shares on such date, or (C) a lesser amount determined by the Board of Directors of the Company.

(4)	On August 12, 2005, the Registrant filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (File No. 333-127473) (the “Registration Statement”) registering 500,000 shares of its Common Stock, no par value, for issuance under its Plan. On May 12, 2006, the Registrant filed Post-Effective Amendment No. 1 to the Registrant’s Registration Statement registering 87,795 additional shares of its Common Stock, no par value, for issuance under the Plan (the “S-8 POS 1”). A filing fee of $396.62 was paid in connection with $3,706,705 of Common Stock that was not sold under the S-8 POS 1. On February 13, 2007, the Registrant filed Post-Effective Amendment No 2 to the Registrant’s Registration Statement registering 91,921 additional shares of its Common Stock, no par value, for issuance under the Plan (the “S-8 POS 2”). A filing fee of $1,094.20 was paid in connection with $10,226,211 of Common Stock that was not sold under the S-8 POS 2. Pursuant to Rule 457(p) under the Securities Act, the $1490.82 aggregate filing fees for such unsold Common Stock under S-8 POS 1 and S-8 POS 2 is entitled to be used to offset future filing fees. The entire $657.92 filing fee due in connection with this Registration Statement is being paid through offset against the $1490.82. The unused $832.90 remaining after the filing of this Registration Statement may be used to offset future registration fees in accordance with Rule 457(p).

EXPLANATORY NOTE
     This Registration Statement is being filed for the purpose of registering an additional 279,716 shares of Common Stock of Diamond Hill Investment Group, Inc. (“the Company” or “Registrant”) authorized for issuance under its 2005 Employee and Director Equity Incentive Plan (the “Plan”). These additional shares have become authorized for issuance as a result of the operation of the “evergreen” provision contained in the Plan. This provision provides for annual increases in the shares authorized for issuance under the Plan pursuant to a specified formula. Following the registration of these additional shares, the Company will have registered an aggregate of 779,716 shares to be issued upon exercise of all outstanding options to purchase Common Stock granted under the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference
     The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 14, 2008.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 9, 2008.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 8, 2008.

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Commission on November 7, 2008.

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), since December 31, 2007, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

     In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Company’s Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Diamond Hill Investment Group, Inc. 2005 Employee and Director Equity Incentive Plan*

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

*	Previously filed and incorporated by reference from the Company’s Registration Statement filed August 12, 2005 (File No. 333-127473), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 19, 2008.

DIAMOND HILL INVESTMENT GROUP, INC.
By:	/s/ R. H. Dillon
R. H. Dillon, President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ James F. Laird, Jr.
James F. Laird, Jr., Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of R. H. Dillon and James F. Laird, Jr., his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant this Registration Statement, with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on December 19, 2008 in the capacities indicated:

Signature	Title

/s/ R. H. Dillon (R. H. Dillon)	Director, President and Chief Executive Officer

/s/ David P. Lauer (David P. Lauer)	Director

/s/ Dr. James G. Mathias (Dr. James G. Mathias)	Director

/s/ Diane D. Reynolds (Diane D. Reynolds)	Director

/s/ David R. Meuse (David R. Meuse)	Director

/s/ Donald B. Shackelford (Donald B. Shackelford)	Director